Exhibit 99.2

Maxco, Inc. Announces Proposed Transaction to Terminate SEC Registration

Lansing, MI -- Maxco, Inc. (Nasdaq:MAXC) announced that its Board of Directors has approved a 1-for-1000 reverse stock split to be followed immediately by a 1000-for-1 forward stock split. This proposed transaction is subject to the approval of the holders of Maxco’s common and voting preferred stock. If the transaction is implemented, Maxco expects to have fewer than 300 common stockholders of record. Maxco would then be able to terminate the registration of its common stock. As a result, Maxco would no longer be required to file periodic reports and other information with the Securities and Exchange Commission. In addition, the Company's common stock would no longer trade on the Nasdaq SmallCap Market. The Company expects that its common shares would be traded in the over-the-counter markets and quoted in the "pink sheets."

If this transaction is implemented, stockholders holding fewer than 1000 shares of Maxco’s common stock immediately before the transaction will receive from Maxco a cash payment for fractional shares equal to $6.00 per pre-split share. Stockholders holding 1000 or more shares of Maxco’s common stock immediately before the transaction will continue to hold the same number of shares after completion of the transaction and will not receive any cash payment. Maxco anticipates that the proposed transaction will result in the repurchase of approximately 57,000 pre-split shares.

This proposed transaction is subject to approval by the holders of a majority of the issued and outstanding shares of Maxco’s common and voting preferred stock. Stockholders will be asked to approve the transaction at a special meeting of Maxco’s stockholders, currently expected to be held in January of next year.

This press release is only a description of a proposed transaction and is not a solicitation of a proxy or an offer to acquire any shares of common stock. Maxco intends to file a preliminary proxy statement and Schedule 13E-3 with the SEC outlining the transaction. All stockholders are advised to read the definitive proxy statement and Schedule 13E-3 carefully when the documents are available because the documents will contain important information about the special meeting and the proposed transaction, including information about the persons soliciting proxies, their interests in the transaction, and related matters. Stockholders may obtain a free copy of the proxy statement and Schedule 13E-3 at the SEC's web site at www.sec.gov upon filing. Maxco will also mail a copy of the definitive proxy statement prior to the special meeting to its stockholders entitled to vote at the special meeting.

Maxco currently operates in the heat-treating business segment through Atmosphere Annealing Inc., a company providing production metal heat-treating services. Maxco also has investments in real estate and investments representing less than majority interests in the following businesses: a registered broker-dealer of securities that is primarily focused on the trading of fixed income investments; a developer, manufacturer and marketer of microprocessor-based process monitoring and inspection systems for use in industrial manufacturing environments; and an energy-related business. The Company's common shares are traded on the NASDAQ SmallCap Market System under the symbol MAXC.

This release includes "forward-looking" information statements, as defined in the Private Securities Litigation Reform Act of 1995, including various statements relating to the proposed transaction, the termination of registration of the Company's common stock under the Securities Exchange Act of 1934, trading of the Company's common stock following the proposed transaction. Actual results may differ from those provided in the forward-looking statements. The proposed transaction and subsequent termination of SEC registration are each subject to various conditions and may not occur.